UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2011

EMERGING MEDIA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-52408 (Commission File Number)	13-1026995 (IRS Employer Identification No.)	Nevada (State or Other Jurisdiction of Incorporation)

121 South Orange Ave., Suite 1500, Orlando, Florida	32801
(Address of Principal Executive Offices)	(Zip Code)

(011) 373 23-79-79
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On September 30, 2011, Emerging Media Holdings, Inc. (“we”, “us” or the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with bNET Communications, Inc., a Nevada corporation (“bNET”), pursuant to which the Company has agreed to purchase bNET’s digital media library in exchange for shares of the Company’s common stock.  The total number of shares of the Company’s Common Stock issued to bNET will be Forty Five Million (45,000,000) shares (the “Purchase Price”) after giving effect to a 1-for-10 reverse split (the “Reverse Split”) contemplated under the Schedule 14C Information Statement, as amended, filed with the U.S. Securities and Exchange Commission on August 17, 2011). The closing is subject to a number of conditions, which, inter alia, require the Company to have received all approvals and clearance from all regulatory authorities with respect to the Reverse Split and the appointment of Gerald Sklar, bNET’s Chief Executive Officer, to the Company’s board of directors.

Upon satisfaction of the conditions to closing, bNET will own a controlling interest in and become the Company’s controlling shareholder.

bNET’s digital media library consists of thousands of recorded conference programs and interviews. bNET provides professional video and media content over IP based networks for emerging technology companies and any individuals interested in those companies.

Other than the Asset Purchase Agreement, there is no material relationship between the Company and bNET.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by the full text of such document, which is filed as Exhibit 10.8 to this report and incorporated by reference into this Item 1.01.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

10.8	Asset Purchase Agreement dated September 30, 2011 between Emerging Media Holdings, Inc. and bNET Communications, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING MEDIA HOLDINGS, INC.
By:	/s/ Iurie Bordian
Name:	Iurie Bordian
Title:	Chief Executive Officer

Date: October 6, 2011